Exhibit 5.7

[Letterhead of Heussen B.V.]

To:	Heussen
Vantage Drilling International	De Entree 139-141
777 Post Oak Boulevard, Suite 800	NL-1101 HE Amsterdam
Houston, Texas 77056	The Netherlands
United States of America	Tel: +31-(0)20-312-2800
Fax: +31-(0)20-312-2801
info@heussen-law.nl

Amsterdam, 2 May 2017

Our ref.: 2017- 3402

Re: Vantage Drilling Netherlands B.V. / legal opinion SEC

Dear Sirs,

We have acted as special counsel to Vantage Drilling Netherlands B.V., having its registered seat in Amsterdam, the Netherlands and registered with the Chamber of Commerce under number 34332280 (the “Company”) and Vantage Drilling International (formerly known as Offshore Group Investment Limited), a Cayman Islands exempted company (“VDI”) for the purpose of rendering an opinion on certain matters of Dutch law in connection with the registration statement (the “Registration Statement”) on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, relating to the sale by the selling securityholders identified in the prospectus from time to time of up to 2,495,836 units of stapled securities (the “Stapled Securities”) of VDI. Each Stapled Security comprises one ordinary share of VDI, par value $0.001 per share, and $172.61 original issuance principal amount of VDI’s 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Notes”), in each case subject to adjustment as described in the Indenture (as defined below). The Notes were issued under an indenture governed by the laws of the State of New York, dated February 10, 2016 (as supplemented, the “Indenture”), among VDI, the guarantors named therein, including the Company (the “Guarantors”) and U.S. Bank National Association, not in its individual capacity but solely as trustee (together with its successors and assigns, in such capacity, the “Trustee”) and not in its individual capacity but solely as collateral agent (together with its successors and assigns, in such capacity, the “Noteholder Collateral Agent”). Pursuant to the Indenture, the Notes are guaranteed (the “Guarantee”) by the Guarantors.

in association with:

Heussen Rechtsanwaltsgesellschaft mbH and Heussen Italia Studio Legale e Tributario

AMSTERDAM ● BERLIN ● BRUSSELS ● CONEGLIANO ● FRANKFURT ● MILAN ● MUNICH ● NEW YORK ● ROME ● STUTTGART

Heussen is the trade name of Heussen BV, registered with the trade register of Amsterdam under number 34222303. Heussen BV is the sole contracting party with regard to services (to be) provided. All services (to be) provided and legal acts (to be) performed by Heussen BV are subject to its general terms and conditions which contain the applicability of Dutch law, the exclusive jurisdiction of the Amsterdam District Court and a limitation of liability. All liability is limited to the amount which in the particular case can be claimed and shall be paid under the professional liability insurance taken out by Heussen BV, increased with any applicable deductible to be borne by Heussen BV itself. Heussen BV’s terms and conditions are available upon first request and at www.heussen-law.nl.

For the purpose of rendering this opinion we have exclusively examined and relied on a certified online excerpt of the registration in the Chamber of Commerce for the Company, dated 25 July 2016 (the “Excerpt”) and a pdf copy of the following documents:

1.	the fully executed Indenture (including the Guarantee);

2.	the deed of incorporation of the Company, dated as of 26 March 2009 (the “Deed of Incorporation”);

3.	the current articles of association as they stand since the last deed of amendment of the articles of association of the Company, dated as of 15 January 2016 (the “Articles”);

4.	the executed written resolutions of the general meeting of the Company, executed on 10 February 2016, inter alia approving entry into the Indenture (including the Guarantee) by the Company (the “Shareholders Resolution”);

5.	the executed written resolutions of the management board (het bestuur) (the “Management Board”) of the Company, executed on 10 February 2016, inter alia approving entry into the Indenture (including the Guarantee) (the “Board Resolution”), including a power of attorney to each member of the Management Board, acting individually (the “Power of Attorney”); and

6.	the executed director’s certificate regarding the Company, dated as of 10 February 2016 (the “Certificate”).

We have not examined any other documents other than the documents listed above. We have not examined any attachments to any documents or any documents referred to in any documents, unless expressly stated otherwise. We have not made any inquiry concerning the Company other than expressly stated herein.

For the purpose of rendering this opinion we have, except as expressly stated herein, without independent investigation or verification assumed:

(a)	the authenticity of all documents or instruments submitted to us as originals;

(b)	the completeness and conformity to original documents submitted to us as faxed, scanned or photo static copies, and the authenticity of the originals of such copies;

(c)	the genuineness of the signatures (including endorsements) of the natural persons purported to have signed the documents and instruments submitted to us, as well as the legal capacity (handelingsbekwaamheid) of natural persons having made such signatures other than in their capacity as attorney-in-fact (gevolmachtigde) or as representative (vertegenwoordiger) of the Company;

(d)	that the Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof were correct and complete as of the date thereof and there were no defects in the incorporation of the Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Company or deem it never to have existed;

(e)	that the Articles are the articles of association of the Company as in force as of the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt and the Certificate);

(f)	that the Excerpt completely and accurately reflects the corporate status and position of the Company as of the date hereof in all respects (although not constituting conclusive evidence thereof, this assumption is supported by information obtained as of the date hereof from the Chamber of Commerce);

(g)	that the Shareholders Resolution has been duly executed by the relevant signatory thereof and that none of the Resolutions have been amended, revoked or declared void and that the statements made and confirmations given in the Resolutions are true, complete and correct as of the date of execution of the Resolutions and the Indenture (including the Guarantee) and the date hereof;

(h)	that the Certificate has not been amended, revoked or declared void and is in full force and effect and that all statements contained in the Certificate are true and correct in all respects as of the date of execution of the Resolutions and the Indenture (including the Indenture) and the date hereof;

(i)	that any foreign law which may be applied under the The Hague Convention on the Law applicable to Agency of 14 March 1978 does not affect the Power of Attorney;

(j)	that the Company is not, nor has been, subject to any one or more of the insolvency winding-up proceedings listed in Annex A or Annex B to the EU Insolvency Council Regulation (EC) No. 1346/2000 of 29 May 2000 (as amended by Council Regulation from time to time) in any EU member state other than the Netherlands and has not passed a voluntary winding-up resolution and no petition has been presented or order made by a court for the bankruptcy (faillissement), dissolution (ontbinding) or moratorium of payment (surséance van betaling) of the Company (although not constituting conclusive evidence thereof, this assumption is supported by information obtained today from (i) the bankruptcy clerk’s office (Unit Faillissementen en schuldsaneringen) of the Court (rechtbank) of Amsterdam, (ii) the online central insolvency register (Centraal Insolventieregister), and (iii) the online EU Insolvency Register (Centraal Insolventie Register EU registraties), (ii) and (iii) maintained by the Council for the Administration of Justice (Raad voor de Rechtspraak) and the Excerpt);

(k)	that it is in the corporate interest of the Company to enter into the Indenture (including the Guarantee) (although not constituting conclusive evidence thereof, this assumption is supported by (i) the text of the corporate objects clause in the Articles and (ii) the confirmation by the Management Board contained in the Board Resolution);

(l)	that none of the managing directors (bestuurders) of the Company have any conflict of interest with the Company as meant in section 2:239 par. 6 of the Dutch Civil Code in respect of the Indenture (including the Guarantee), its execution or the transactions contemplated thereby; and

(m)	that none of the parties to the Indenture (including the Guarantee) are subject to, controlled by or otherwise connected with a person, organization or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in the Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten), the General Customs Act (Algemene Douanewet), the Dutch Financial Supervision Act (Wet of het financieel toezicht) or Regulations of the European Union.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions as set forth herein, and subject to any factual matters not disclosed to us in the course of our examination referred to above, we are at the date hereof, of the following opinion:

(A)	the Company is duly incorporated and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(B)	the Indenture (including the Guarantee) has been validly signed by the Company;

(C)	the Company has taken all necessary corporate action and has all corporate powers and authority to execute the Indenture (including the Guarantee) and to perform its obligations thereunder and to consummate the transactions contemplated therein.

The opinions expressed above are subject to the following qualifications:

(i)	Any legal act entered into by a legal entity such as the Company may be nullified by such legal entity or the receiver in bankruptcy if it is ultra vires i.e. falls outside the scope of such legal entity’s objects. A legal act may be ultra vires if (i) such legal act is not expressly allowed by the objects clause in such legal entity’s articles of association and could not be conducive to the realization of such objects and (ii) the other party was aware thereof or should be aware thereof without an independent investigation. All relevant circumstances of the case should be considered. Assuming that the Company derives sufficient benefit from the Indenture (including the Guarantee) and taking into account the wording of the objects clause in the Articles, in our view it is unlikely that the ultra vires provisions can be successfully invoked by the Company.

(ii)	All powers of attorney, including powers of attorney expressed to be irrevocable, terminate by operation of law upon the bankruptcy of the person issuing the power of attorney (the “Principal”). Powers of attorney that are expressed to be irrevocable are not capable of being revoked insofar they extend to the performance of legal acts (rechtshandelingen) that are in the interest of either the attorney appointed by such power of attorney or a third party. However, such powers of attorney terminate by operation of law upon the bankruptcy of the Principal or, unless provided otherwise in such power of attorney, upon the death of, the commencement of legal guardianship over (onder curatelestelling) or the bankruptcy of the attorney or by notice of termination given by the attorney. To the extent that the appointment of a process agent by the Company would be deemed to constitute a power of attorney granted by the Company, this qualification would apply.

(iii)	Save as set out herein, nothing is to be taken to express an opinion in respect of any statement, representation or warranty made or given by or in respect of the Company in the Indenture (including the Guarantee).

(iv)	The concept of a seal to be affixed to a document in order to make such document binding on the Company is not known or required under Dutch law.

(v)	The concept of delivery of a document in order to render a document valid, legally binding and enforceable is not known or required under Dutch law.

We express no opinion as to any law or regulation other than the laws of the Netherlands as they are currently in force, and as generally interpreted and applied by the Dutch courts as of the date of this opinion, as appearing in published case law. We do not express any opinion with respect to any international law, including but not limited to the rules promulgated under or by any bi- or multilateral treaty or treaty organization, unless duly implemented in the laws of the Netherlands, or to any Dutch tax or anti-trust law. This opinion is related to Dutch law as it stands now and we do not assume any obligation to notify or inform you of any development subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion is construed, shall be governed by and have effect only in accordance with the laws of the Netherlands. Further, the courts of Amsterdam, the Netherlands, shall have exclusive authority to rule upon any dispute relating to this opinion as far as this dispute may involve Heussen.

In this opinion legal concepts are described in English terms and not by their original terms as described in the relevant national language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

This letter of opinion is rendered solely to the addressees and their affiliates, subsidiaries, successors and assigns (jointly the “Addressees”) for the purpose of the transactions referred to herein. It may not be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose, without our prior written consent in each instance except that it may be disclosed by the Addressees to (i) prospective successors and assigns of the Addressees, (ii) regulatory authorities having jurisdiction over any of the Addressees or their successors and assigns, and (iii) professional advisers of the Assignees, pursuant to valid legal process, in each case without our prior consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Sincerely yours,

Heussen B.V.

/s/ Martijn B. Koot	/s/ Tim B. Schreuders

Martijn B. Koot	Tim B. Schreuders
(advocaat)	(advocaat)